UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 21, 2010

China Intelligent Lighting and Electronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53018	26-1357819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 29 & 31, Huanzhen Road, Shuikou Town, Huizhou, Guangdong, People’s Republic of China 516005

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	86-752-3138511

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 21, 2010, Zhang Guofu resigned as a director of China Intelligent Lighting and Electronics, Inc. (the “Company”), including Zhang Guiofu’s positions on the Company’s Audit Committee, Compensation Committee and Nominating Committee, effective immediately.  Zhang Guofu’s resignation was for personal reasons and was not due to any disagreement with the Company.  On April 21, 2010, the Company’s board of directors (the “Board”) appointed Su Yang to serve as an independent director of the Company. The Board determined that Su Yang is independent in accordance with the applicable rules of the NYSE Amex LLC.  The Board also appointed Su Yang as a member of the Company’s Audit Committee, as Chair to the Company’s Compensation Committee and as a member of the Company’s Nominating Committee.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On April 21, 2010, the Board approved to amend and restate the Company’s Code of Business Conduct and Ethics (the “Code”).  The amendment of the Code is effective immediately.  The amendment to the Code clarify that the Code applies to the all of the Company’s Directors, officers, and employees.  A copy of the Code, as amended, is attached to this Current Report on Form 8-K as Exhibit 14.1.  The Code, as amended, will be posted as soon as practicable on the Company’s website at http://hyundai-elc.com/english.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

14.1	Code of Business Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Intelligent Lighting and Electronics, Inc.

Dated: April 21, 2010	By:	/s/ Li Xuemei
Name: Li Xuemei
Title: Chief Executive Officer